UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015

ARQULE, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

One Wall Street
Burlington, MA
(Address of principal executive offices)

01803
(Zip code)

(781) 994-0300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2015, the Board of Directors of the Registrant appointed Robert J. Weiskopf as the Registrant’s Chief Financial Officer effective June 1, 2015.  Mr. Weiskopf previously served as the Company’s Vice President of Finance, Corporate Controller, Principal Accounting Officer and Treasurer since 2007. In addition to his new title, he will continue to serve as the Principal Accounting Officer and Treasurer.

Prior to joining the Registrant in 2007, Mr. Weiskopf was Chief Financial Officer of Aware Inc. from 2004 until 2006.  Prior to that, Mr. Weiskopf was Director of Finance at Lightbridge, Inc. from 2000 to 2004. Mr. Weiskopf is a Certified Public Accountant and holds a B.S.B.A. magna cum laude and M.S.B.A. in accounting from the University of Massachusetts at Amherst.

In connection with his appointment as Chief Financial Officer, the Compensation Committee granted Mr. Weiskopf an option to purchase 30,000 shares of the Registrant’s common stock. The option will vest in equal installments on each of the first four anniversaries of the date of grant. In addition, the Compensation Committee and Board of Directors approved a base salary of $305,000 and a bonus opportunity amount equal to thirty-five percent of Mr. Weiskopf’s base salary.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Weiskopf and any of the Registrant’s executive officers or directors or any person nominated or chosen by the Registrant to become a director or executive officer. Mr. Weiskopf was not selected pursuant to any arrangement or understanding between him and any other person. In addition, Mr. Weiskopf does not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

On June 1, 2015, the Registrant issued a press release announcing Mr. Weiskopf’s appointment as Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits.

99.1   Press release issued by ArQule, Inc. on June 1, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Peter S. Lawrence
Peter S. Lawrence
President and Chief Operating Officer

June 1, 2015

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